                                                                      Exhibit 12
                                                                      ----------

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                                             Year Ended December 31,                    Six Months
                                                             -----------------------------------------------------        Ended
                                                                1995        1996        1997       1998      1999     June 30, 2000
                                                                ----        ----        ----       ----      ----     -------------
Earnings:
      Earnings before income taxes and net earnings in
        equity affiliates                                      $ 1,231     $ 1,221     $ 1,165    $ 1,264   $   945       $   583
      Plus:
          Fixed charges exclusive of capitalized interest          107         118         128        135       164           106
          Amortization of capitalized interest                      12          13          13         12        10             5
          Adjustments for equity affiliates                         14          15          14         16        16             7
                                                             ----------------------------------------------------------------------
                      Total                                    $ 1,364     $ 1,367     $ 1,320    $ 1,427   $ 1,135       $   701
                                                             ======================================================================

Fixed Charges:
      Interest expense including amortization of debt
        discount/premium and debt expense                      $    85     $    96     $   105    $   110   $   133       $    87
      Rentals - portion representative of interest                  22          22          23         25        31            19
                                                             ----------------------------------------------------------------------
      Fixed charges exclusive of capitalized interest              107         118         128        135       164           106
      Capitalized interest                                           9          12          10          9        11             8
                                                             ----------------------------------------------------------------------
                      Total                                    $   116     $   130     $   138    $   144   $   175       $   114
                                                             ======================================================================

Ratio of earnings to fixed charges                                11.8        10.5         9.6        9.9       6.5           6.1
                                                             ======================================================================